Exhibit 16.1

May 8, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for CNET Networks, Inc. (“the Company”) and, under the date of February 28, 2007, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On May 2, 2007, we were dismissed effective upon the completion of the review of the Company’s interim financial statements as of March 31, 2007 and for the three-month period then ended and the filing by the Company of its Form 10-Q for the period ended March 31, 2007 with the Securities and Exchange Commission. The Company filed its Form 10-Q for the period ended March 31, 2007, on May 3, 2007 and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated May 2, 2007, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP